http://www.gses.com

FOR IMMEDIATE RELEASE

GSE Systems Announces Fourth Quarter and
Year End 2007 Financial Results

Strategic Accomplishments in 2007 Provide Strong Foundations for Growth

Baltimore, Maryland, March 17, 2008 -- GSE Systems, Inc. (GSE) (AMEX:GVP), a leading global provider of real-time simulation and training solutions to the energy, process, manufacturing and government sectors, reported that revenue for the three months ended December 31, 2007 was $8.131 million which was slightly higher than the revenue reported for the three months ended December 31, 2006 of $8.07 million.

GSE reported operating income of $522,000 for the fourth quarter of 2007 as compared to operating income of $763,000 in the fourth quarter of 2006. Net income for the December 31, 2007 quarter was $487,000 as compared to net income of $430,000 for the December 31, 2006 quarter. The Company recorded a tax benefit of $186,000 in the fourth quarter 2007.  Net income attributed to common shareholders (arrived at by deducting the preferred stock dividends from net income) was $487,000 in the fourth quarter 2007 or $.03 per share on both a basic and diluted basis compared to net income of $351,000 or $.03 per share on both a basic and diluted basis for the fourth quarter of 2006.  The remaining outstanding shares of the Company’s Series A Cumulative Convertible Preferred Stock were converted to GSE Common Stock on March 7, 2007.

GSE reported revenue for the twelve months ended December 31, 2007 of $31.9 million, a 16% increase from the revenue reported for the twelve months ended December 31, 2006 of $27.5 million.  GSE reported operating income of $2.2 million for the twelve months ended December 31, 2007 as compared to operating income of $2.1 million for the twelve months ended December 31, 2006.

The net income attributed to shareholders (arrived at by deducting the preferred stock dividends from net income) was $1.1 million for the twelve months ended December 31, 2007 or $.09 per share on a basic basis and $.08 per share on a diluted basis compared to a net loss of $(625,000) or $(.07) per share on both a basic and diluted basis for the twelve months ended December 31, 2006.

The net loss for the year ended December 31, 2006 included a $1.4 million, one time, non-cash charge for the extinguishment of debt taken in the first quarter.  Excluding this charge, the Company’s income before income taxes for the twelve months ended December 31, 2006 would have equaled $1,231,000.

GSE’s backlog as of December 31, 2007 was approximately $24.6 million compared to a backlog of $18.5 million at December 31, 2006.  Backlog is defined as the remaining value of signed contracts or authorizations to commence work and does not include any value for contracts currently being negotiated or for contracts that have been signed since December 31, 2007.  The backlog reported above does not include the vast majority of the multimillion dollar contract relating to the Westinghouse Electric Company, LLC (“Westinghouse”) AP1000 full scope nuclear simulator at the Sanmen facility in China. As discussed in the Company’s February 19, 2008 press release, contracts were signed in February 2008 for the balance of work relating to Sanmen and therefore will be reflected in backlog for the period ending March 31, 2008. All contracts are subject to possible delays, cancellations, or scope changes which could increase or decrease the contract value.

John V. Moran, GSE’s Chief Executive Officer commented, “A year ago I commented that during 2006 we had demonstrated our ability to grow revenues, improve margins, regain profitability and keep costs in check. Today, I am pleased to report that those trends are intact. I also stated a year ago that we were well positioned to maintain our historic global dominance of the nuclear simulation market. As highlighted below, that positioning is now more clearly evident.  Before I share some insights into what we see on the horizon, let me review several of the more significant events and achievements of the past 12 months:

•
We initiated work on our first “third generation” nuclear plant simulator with an award from Westinghouse of an AP 1000 plant being built in China. This is the first of many such awards that we expect to announce from Westinghouse in the coming quarters.

•
We received contracts from the Russian Research Institute for Nuclear Power Operations supporting their newest reactor designs. These awards strategically position GSE for future work that we anticipate will likely follow.

•
In December, we announced contracts to build a simulator for the Chinese CPR 1000+ reactor design which is expected to figure prominently in China’s current 40+ reactor program. We believe that these awards, and our ongoing work with Westinghouse, have us ideally positioned in the world’s most rapidly expanding nuclear power generation program.

•
We entered into a major strategic partnership with SINOPEC Ningbo Engineering Company in China and initiated the relationship with a multimillion dollar contract at SINOPEC’s Fujian Oil Refining Complex. Additional work is currently being formalized and we now have 8 SINOPEC engineers working side by side with our own engineers in Baltimore.

•
We delivered five simulators under our contract to the Emirates Simulation Academy, LLC in Abu Dhabi, the United Arab Emirates, for their state-of-the-art training center. Student training should begin this spring or early summer. We continue to develop a number of additional training center opportunities, several of which are in advanced stages of negotiations, with both industry customers and academic institutions here at home and abroad.

•	Our orders in the conventional fossil fuel power sector more than doubled in 2007 as compared to 2006 and we believe the opportunity for continued expansion in this space is large.

While GSE does not provide quantitative financial guidance with respect to revenue and net income, let me share some general insights into what we believe we will see for the balance of 2008 and beyond. To the best of our ability, we believe 2008 will see a continuation of the upward trends we have been experiencing in our performance metrics. I have purposely used the word trends, as we believe that some level of up and down volatility will likely continue. As backlog grows and we initiate work on an increasing number of large multiyear contracts, we believe this volatility will likely diminish over time. With this in mind, and based upon our current level of backlog, bid activity and our internal expectations of new business wins, we believe 2008 will be punctuated by a number of large new contract awards and meaningful backlog growth which should translate into accelerating revenue and operating income during the second half of 2008 and beyond. Currently, we are in good shape to scale our activity and revenue to significantly higher levels with minimal increases in  operating expenses versus that incurred in 2007. Gross margins for 2008 are expected to remain at approximately 30% for the year, with some level of quarter to quarter volatility, similar to that experienced in 2007, continuing. Margin volatility is largely a function of any given quarter’s revenue mix.

In summary, I am very pleased with our overall performance during the past 12 months, particularly with respect to our positioning within our global business sectors. Our backlog is trending higher, our pipeline of potential new business is large and growing and our balance sheet remains strong. As important and exciting as the events highlighted above were for GSE in 2007, we believe all are in their infancy with respect to their ultimate potential. Our new and existing relationships with many of the world’s largest and leading engineering and construction companies, integrated energy companies, nuclear contractors, utilities and state run enterprises, position GSE for potential significant new business as our customer’s programs continue to gain momentum.”

*    *    *

GSE Systems, Inc. provides training simulators and educational solutions. The Company has over three decades of experience, over 343 installations, and 100 customers in more than 40 countries. Our software, hardware and integrated training solutions leverage proven technologies to deliver real-world business advantages to the energy, process, manufacturing and government sectors worldwide. GSE Systems is headquartered in Baltimore, Maryland. Our global locations include offices in St. Marys, Georgia; Atlanta, Georgia; Sweden; and China. Information about GSE Systems is available via the Internet at http://www.gses.com.

This news release contains forward-looking statements that involve risks and uncertainties. We use words such as "expects", "intends" and "anticipates" to indicate forward looking statements. The actual future results of GSE Systems may differ materially due to a number of factors, including but not limited to, delays in introduction of products or enhancements, size and timing of individual orders, rapid technological changes, market acceptance of new products and competition. These and other factors are more fully discussed in the Company's annual report, and in statements filed with the Securities and Exchange Commission.

If any one or more of these expectations and assumptions proves incorrect, actual results will likely differ materially from those contemplated by the forward-looking statements. Even if all of the foregoing assumptions and expectations prove correct, actual results may still differ materially from those expressed in the forward-looking statements as a result of factors we may not anticipate or that may be beyond our control. While we cannot assess the future impact that any of these differences could have on our business, financial condition, results of operations and cash flows or the market price of shares of our common stock, the differences could be significant. We do not undertake to update any forward-looking statements made by us.

AT THE COMPANY	INVESTOR RELATIONS CONTACT

John V. Moran	Neal Feagans
Chief Executive Officer	Feagans Consulting Inc.
Phone: 410-277-3741	Phone: 303-449-1184

GSE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	(unaudited)
	Three Months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006

Contract revenue	$ 8,131	$ 8,070	$ 31,900	$ 27,502
Cost of revenue	5,872	5,658	22,217	19,602

Gross profit	2,259	2,412	9,683	7,900

Operating expenses	1,737	1,649	7,472	5,800

Operating income (loss)	522	763	2,211	2,100

Loss on extinguishment of debt	-	-	-	(1,428)
Other income (expense), net	(221)	(212)	(999)	(869)

Income (loss) before income taxes	301	551	1,212	(197)

Provision for income taxes	(186)	121	43	149

Net income (loss)	487	430	1,169	(346)

Preferred stock dividends	-	(79)	(49)	(279)

Net income (loss) attributed to
common shareholders	$ 487	$ 351	$ 1,120	$ (625)

Basic income (loss) per common share	$ 0.03	$ 0.03	$ 0.09	$ (0.07)
Diluted income (loss) per common share	$ 0.03	$ 0.03	$ 0.08	$ (0.07)

Weighted average shares outstanding - Basic	15,233,489	10,125,026	12,927,128	9,539,142
Weighted average shares outstanding - Diluted	16,727,868	13,927,255	14,817,653	9,539,142

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected balance sheet data

	December 31, 2007	December 31, 2006

Cash and cash equivalents	$ 8,172	$ 1,073
Current assets	22,015	12,299
Total assets	28,364	18,448

Current liabilities	$ 7,304	$ 10,836
Long-term liabilities	695	251
Stockholders' equity	20,365	7,361